Exhibit 99.1

FINISH LINE REPORTS RECORD FOURTH QUARTER AND FULL YEAR EARNINGS

•	Q4 net income increased by 37% to $21.0 million

•	Full year net income increased by 89% to $47.3 million

•	Increasing guidance for fiscal 2005

INDIANAPOLIS March 25, 2004—The Finish Line, Inc. (NASDAQ:FINL), an Indianapolis-based athletic specialty retailer, announced results for the fourth quarter and fiscal year ended February 28, 2004.

FOURTH QUARTER RESULTS:

Net sales increased 30% (thirty percent) to $305.3 million for the thirteen weeks ended February 28, 2004 (the “fourth quarter” or “Q4”) compared to $234.4 million reported for the thirteen weeks last year ended March 1, 2003 (“Q4 LY”). Comparable store net sales increased 19% (nineteen percent) for Q4 on top of a 10% (ten percent) increase reported for Q4 LY.

On a GAAP basis, net income for Q4 increased 37% to $21.0 million or $.86 per diluted share versus $.66 per diluted share in Q4 LY. This is an increase of 30% in diluted earnings per share. In Q4 LY, the Company recognized a gain from a tornado insurance settlement of $.20 per diluted share less asset impairment charges of $.04 per diluted share. Excluding these items noted above, non-GAAP adjusted diluted earnings per share would have been $.50 per share in Q4 LY. Therefore, Q4 earnings per diluted share of $.86 increased 72% versus comparable earnings of $.50 per diluted share for Q4 LY. (See attached reconciliation schedule).

Diluted weighted average shares outstanding were 24,516,000 for the thirteen weeks ended February 28, 2004, versus 23,344,000 shares outstanding for the thirteen weeks ended March 1, 2003.

FISCAL YEAR RESULTS:

Net sales increased 30% (thirty percent) to $985.9 million for the fifty-two weeks ended February 28, 2004 (“Fiscal 2004”) compared to $757.2 million for the fifty-two weeks ended March 1, 2003 (“Fiscal 2003”). Comparable store net sales increased 20% (twenty percent) for Fiscal 2004 on top of a 3% (three percent) increase for Fiscal 2003.

On a GAAP basis, net income for Fiscal 2004 increased 89% to $47.3 million or $1.96 per diluted share versus $1.03 per diluted share for Fiscal 2003. Fiscal 2004 included a gain from the insurance settlement of $.03 per diluted share. The Company reported net income for Fiscal 2003 of $25.0 million or $1.03 per diluted share that included a gain from the insurance settlement of $.19 per diluted share and repositioning reversal of $.03 per diluted share less asset impairment charges of $.04 per diluted share. Excluding these items noted above, Fiscal 2004 non-GAAP adjusted net income per diluted share on a comparable basis would have been $1.93 versus $.85 in Fiscal 2003, or an increase of 127%. (See attached reconciliation schedule).

“We are pleased to report a 30% increase (GAAP basis) in diluted earnings per share and a 72% increase in non-GAAP adjusted earnings per share for the fourth quarter of Fiscal 2004 versus the same period last year,” stated Alan H. Cohen, Finish Line’s Chief Executive Officer. “We made progress in all line items of the income statement as gross profit margin improved 210 basis points (occupancy costs improving 170 basis points and product margins increasing 40 basis points), while SG&A expenses improved 110 basis points.”

“Our balance sheet remains strong with $95.9 million in cash and marketable securities and no interest bearing debt, and our stockholders’ equity is $323.3 million, which supports our financial flexibility. We continue to benefit from our position as the premier destination for athletic footwear, and we are optimistic as we go forward into Fiscal 2005.”

Diluted weighted average shares outstanding were 24,136,000 for the fiscal year ended February 28, 2004, versus 24,221,000 shares outstanding for the fiscal year ended March 1, 2003.

Merchandise inventories were $192.6 million at February 28, 2004 compared to $158.8 million at March 1, 2003. On a per square foot basis, merchandise inventories at fiscal year end increased approximately 12% (twelve percent) compared to one year ago.

The Company operated 531 stores at February 28, 2004, an increase of 11% (eleven percent) over the 477 stores operated one year ago. For the full fiscal year, the Company opened 58 new stores, remodeled 27 existing stores and closed 4 stores. Total retail square footage increased 9% (nine percent) to 3,081,000 at February 28, 2004 versus 2,839,000 at March 1, 2003.

With the improved Q4 results and an increase to Fiscal 2005 Q1 guidance, the Company announced it has increased diluted earnings per share guidance for Fiscal 2005 to a range of $2.29 to $2.33 from $2.22 to $2.26.

The Company’s Board of Directors has established July 22, 2004 as the 2004 Annual Meeting date and May 28, 2004 as the record date for such Annual Meeting.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday March 26th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 6288514). Those interested in listening to the call on the web can do so at www.finishline.com/ourcompany.asp.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 6288514). This replay will be available commencing at approximately 9:45 ET on Friday, March 26th and will remain available through March 29th. In addition, the replay will be available on the web at www.finishline.com/ourcompany.asp.

Reported results are presented in accordance with accounting principles generally accepted in the United States of America. Adjusted results are non-GAAP and are from continuing operations and exclude the insurance settlement gain related to a tornado, the asset impairment charges and repositioning reversals. The reported results for all operations and reconciliation between reported and non-GAAP adjusted results are attached to this press release.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 537 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations Contact:

Kevin S. Wampler

Executive Vice President, CFO

317.899.1022 extension 6914

Media Contact:

Elise Hasbrook

Corporate Communications Manager

317.899.1022 extension 6827

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended February 28, 2004	Thirteen Weeks Ended March 1, 2003	Fifty-two Weeks Ended February 28, 2004	Fifty-two Weeks Ended March 1, 2003
Net Sales	$305,262	$234,427	$985,891	$757,159
Cost of Sales (including occupancy expenses)	207,538	164,401	686,987	542,303

Gross profit	97,724	70,026	298,904	214,856

Selling, general, and administrative expenses	63,952	51,715	224,540	183,072
Insurance settlement	—	(7,382)	(1,228)	(7,382)
Asset impairment charge	—	1,364	—	1,364
Repositioning charge (reversal)	—	—	—	(1,126)
Interest income - net	178	140	651	814

Income before income taxes	33,950	24,469	76,243	39,742
Income taxes	12,901	9,054	28,973	14,705

Net income	$21,049	$15,415	$47,270	$25,037

Diluted weighted average shares outstanding	24,516	23,344	24,136	24,221

Diluted net income per share	$0.86	$0.66	$1.96	$1.03

Reconciliation of GAAP net income to non-GAAP adjusted net income
GAAP net income	$21,049	$15,415	$47,270	$25,037

Adjustments to GAAP income:
Insurance settlement	—	(7,382)	(1,228)	(7,382)
Asset impairment charges	—	1,364	—	1,364
Repositioning charge (reversal)	—	—	—	(1,126)

	21,049	9,397	46,042	17,893
Tax effect	—	2,227	467	2,643

Non-GAAP adjusted net income	21,049	11,624	46,509	20,536

Diluted weighted average shares outstanding	24,516	23,344	24,136	24,221

Non-GAAP adjusted diluted net income per share on a comparable basis to previous guidance	$0.86	$0.50	$1.93	$0.85

Condensed Consolidated Balance Sheets

	February 28, 2004	March 1, 2003
	Unaudited
ASSETS
Cash and marketable securities	$95,852	$73,905
Merchandise inventories	192,599	158,780
Other current assets	9,087	14,547
Property and equipment, net	122,474	94,962
Other assets	5,541	7,884

Total assets	$425,553	$350,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$93,335	$81,677
Deferred rent payments	8,893	8,900
Stockholders’ equity	323,325	259,501

Total liabilities and stockholders’ equity	$425,553	$350,078